Exhibit 10.6

FLUID AUDIO NETWORK, INC.
January 1, 2005

Justin Beckett
President, Vizx Corporation
3717 S. La Brea Ave. #629
Los Angeles, CA 90016

Re:     Consulting Agreement

Dear Justin:

We are pleased to provide Vizx Corporation ("Vizx") with this consulting agreement. This letter sets forth the terms of Vizx's consulting relationship with Fluid Audio Network, Inc. (the "Company") as well as our understanding with respect to any termination of this consulting relationship.

1. Position and Duties. Vizx will provide the Company with the services of Justin Beckett ("Beckett") as its Chief Executive Officer ("CEO"), who will report to the Board of Directors of the Company (the "Board"). Vizx accepts that Beckett shall devote the majority of his business time, energy and skill to the Company. His duties will include, but not be limited to, dose duties normally performed by a CEO, as well as any other reasonable duties that may be assigned to him from time to time.

2. Term. Vizx's consulting relationship with the Company will start on January 1, 2005, will be for no specified term, and may be terminated by Vizx or the Company at any time, with or without Cause, subject to the provisions of Paragraph 4 below.

3. Compensation. Vizx will be compensated by the Company for its consulting services as follows:

(a) Salary: Vizx will be paid monthly compensation of $8,833.33 on the first of each month.

(b) Benefits: Beckett will have the right, on the same basis as if he were an employee of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company's business expense reimbursement and other policies. Vizx, on behalf of Beckett, will be entitled to no less than fifteen (15) days of paid vacation, which Vizx, on behalf of Beckett, will accrue in accordance with the Company's vacation policy. In addition, Vizx, on behalf of Beckett, shall be entitled to all increases in vacation days according to the Company's vacation policy.

  (c) Bonus:Vizx, on behalf of Beckett, will be entitled to a performance based bonus for each fiscal year during Vizx's consulting relationship. Prior to the start of each fiscal year, the Board's Compensation Committee will set a gross revenue target for the Company, and if the Company meets and/or exceeds that revenue target during the applicable fiscal year, Vizx will be entitled to receive a bonus subject to the decision of the Board's Compensation Committee, payable within the last week of the applicable fiscal year.

  (d) Expenses:The Company will reimburse Vizx for all business expenses within thirty (30) days of receipt of Vizx's invoice, provided Vizx has furnished such documentation as the Company may reasonably request.

4. Termination.

  (a) Death:  In the event that Vizx's consulting relationship terminates as a result of Beckett's death, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination.

  (b) Disability:  In the event that Vizx is no longer able to provide the consulting services due to illness, accident or other physical or mental condition of Beckett, and such disability is expected to continue with or without interruption for a period of ninety (90) days or longer, the Company may terminate this Agreement and the Term. Upon such termination, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination.

  (c) With Company Cause: The Company may terminate this Agreement and the Term for Company Cause (as defined herein) upon written notice to Vizx. "Company Cause" shall mean: (i) gross negligence or willful misconduct by Vizx in the performance of the consulting services which has continued for a period of thirty (30) days following written notice by the Board (which notice has been approved by a majority decision of the Board) of the need to cure such non-performance; and (ii) the breach by Vizx of a material covenant in this Agreement, which breach is uncured for a period of thirty (30) days following written notice by the Board (which notice has been approved by a majority decision of the Board) of the need to cure such breach. Upon a termination for Company Cause, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination.

  (d) Without Company Cause: This Agreement and the Term may be terminated without Company Cause by the Company at any time upon written notice to Vizx. Upon a termination by the Company without Company Cause, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination, as well as a severance payment equal to eighteen (18) months of Vizx's compensation at the time of such termination.

  (e) Constructive Termination: Vizx may terminate this Agreement and the Term for Constructive Termination (as defined herein) upon written notice to the Company. "Constructive Termination" in this Paragraph 4(e) shall mean: (i) the breach by the Company of a material covenant, agreement or condition contained in this Agreement which breach is uncured for a period of ten (10) business days following written notice by Vizx of the need to cure such breach; (ii) a change in Beckett's title or reporting relationship, or a diminution in corporate or signature authority; or (iii) a requirement that Beckett relocate his residence from Los Angeles, California. Upon a termination of this Agreement and the Term for Constructive Termination, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination, as well as a severance payment equal to eighteen (18) months of Vizx's compensation at the time of such termination.

  (f) Voluntary Termination Without Cause: This Agreement and the Term may be terminated by Vizx at any time without Cause upon thirty (30) days prior written notice to the Company. Upon a voluntary termination by Vizx without Cause, Vizx shall be entitled to receive all compensation and benefits earned and all reimbursements due under Paragraph 3 through the effective date of termination.

5. Repurchase of Stock. The Company may repurchase for nominal consideration up to fifteen percent (15%) of the stock then owned (directly or indirectly) by Vizx in the event that, on or before the second anniversary of the Closing Date of the Offering of Preferred Shares of the Company, pursuant to the Subscription Agreement for Preferred Shares (the "Closing Date" is defined therein as February 4, 2005 or such other dates as determined by the Company), (a) Vizx has voluntarily terminated its consulting relationship with the Company as per Paragraph 4(f) above; or (b) at least one of the following events has not occurred with respect to the Company: (i) generation of revenues of at least One Million Dollars ($1,000,000) or generation of a run rate of at least One Million Dollars ($1,000,000) for not less than one quarter, (ii) the receipt of a bona fide third party offer to acquire the Company (shares or assets) at a price per share or deemed price per share of not less than Two Dollars ($2), or (iii) the completion of a subsequent round of financing at a price per share of not less than Two Dollars ($2).

6. First Right of Refusal. In the event that the Board elects to sell the Company and/or any technology related thereto, Vizx shall have the exclusive right for a period of ninety (90) days to enter into negotiations with the Company to purchase the Company and/or such technology. In the event that the parties are unable to reach an agreement with respect thereto within the ninety (90) day period, the Company shall have the right to enter into negotiations with a third party; provided that the Company shall not enter into any agreement with such third party with terms more favorable than those last offered to Vizx.

7. Confidential and Proprietary Information. As a condition of Vizx's consulting relationship with the Company, Beckett, on behalf of himself and Vizx, agrees to sign the Company's standard form of employee confidentiality and assignment of inventions agreement which is attached hereto.

8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of Vizx's consulting relationship with the Company, this agreement, or the termination of Vizx's consulting relationship with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be submitted to mediation between the parties. In the event that the parties are unable to resolve any such disputes within thirty (30) days thereafter, either party shall have the right to bring any action in the State and Federal courts located in Los Angeles, California, The parties hereby accept service of process as per the notice provisions herein and neither party will contest the such service or the venue set forth herein. In addition, the prevailing party in any such action shall be entitled to recover attorneys' fees from the other party.

9. Indemnification. The Company shall indemnify, defend and hold Vizx and Beckett harmless from and against all claims against the Company and/or Vizx and Beckett. In addition, the Company shall carry directors and officer insurance with a policy limit of no less than One Million Dollars ($1,000,000), and the Company shall add Vizx and Beckett as an insured under such policy.

10. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

11. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of transmission and copy sent by either of the aforesaid means; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the address set forth above or such other address as either party may specify in writing.

12. Successors and Assigns. Vizx may not assign, transfer or otherwise delegate its obligations under this Agreement without the Company's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company's successors and assigns, and will be binding on Vizx's assignees. The Company's successors and assigns shall be bound by the terms and conditions of this Agreement.

13. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between Vizx and the Company regarding the terms and conditions of the consulting relationship, and they supersede all prior negotiations, representations or agreements between Vizx and the Company regarding Vizx's consulting relationship with the Company, whether written or oral.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the State or Federal courts in Southern California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Vizx and an authorized representative of the Company.

We look forward to working with Vizx. Please sign and date this letter on the spaces provided below to acknowledge Vizx's acceptance of the terms of this Agreement.

Sincerely,
Fluid Audio Network, Inc.
By: /s/ Justin Beckett
Name: Justin Beckett
Title: President

On behalf of Vizx, I agree to and accept the consulting relationship with Fluid Audio Network, Inc. on the terms and conditions set forth in this Agreement.

Date: January 1, 2005	Vizx Corporation
By: /s/ Justin Beckett
Name: Justin Beckett
Title: President

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